USA Truck Announces Third Quarter Results

VAN BUREN, ARKANSAS    October 26, 2012

USA Truck, Inc. (NASDAQ: USAK) today announced financial and operating results for the quarter and nine months ended September 30, 2012.

Financial Results

Base revenue of $100.3 million for the quarter ended September 30, 2012, decreased 2.3% from $102.6 million for the same quarter of 2011.  We incurred a net loss of $6.1 million ($0.59 per share) for the quarter ended September 30, 2012, compared to a net loss of $4.3 million ($0.42 per share) for the same quarter of 2011.

Base revenue decreased 2.9% to $301.7 million for the nine months ended September 30, 2012, from $310.8 million for the same period of 2011.  We incurred a net loss of $14.4 million ($1.40 per share) for the nine months ended September 30, 2012, compared to a net loss of $6.4 million ($0.62 per share) for the same period of 2011.

Net loss for the third quarter of 2012 was impacted by the following items:  $0.11 per share relating to increases in accrued reserves for workers’ compensation and health claims incurred in prior periods and $0.03 per share relating to the write off of deferred debt issuance costs associated with our prior credit facility that was replaced during the quarter.

Operating Environment

Cliff Beckham, President and CEO, offered the following assessment of the operating environment during the quarter:  “Freight demand was relatively weak overall for a third quarter and we did not experience the level of increase in freight volumes during the quarter that we normally expect.  We attribute this to slower growth in the United States economy, a slight contraction in manufacturing activity, and one fewer business day than in the 2011 quarter.  In addition to tepid demand, fuel prices increased for much of the quarter negatively impacting our results both sequentially and year-over-year.  Shippers remain concerned about adequate truckload capacity over the medium to longer term, but the short-term environment was less supportive of rate increases than in recent quarters.  Drivers remain difficult to attract and retain, requiring increased expense and focus despite the somewhat slower demand environment.  In response to the more difficult environment, we maintained our fleet at 160 fewer trucks compared with the third quarter of 2011, increased the percentage of our business conducted through our SCS segment, refinanced into a more flexible credit facility, and concentrated on seating trucks and refining our freight network.”

Business Units Results and Operating Data

Mr. Beckham continued with the following comments concerning the Company’s business unit performance:  “Our SCS segment continued its strong performance, growing base revenue by 26.9% and operating income by 2.2%.  SCS revenues accounted for 23.3% of total base revenue during the quarter, and SCS has been consistently profitable with very little capital investment.  Gross margin, down 1.6 percentage points, was pressured by the lackluster demand environment.

“Our Intermodal operations decreased as planned, as we reduced the number of leased containers allocated to this unit.  We believe we are on schedule to recalibrate our intermodal model in 2013 to pave the way for future profitability.

“Our Truckload operations produced an operating ratio of 114.1%.  These results included approximately $2.3 million related to the items listed under Financial Results above. Excluding these items, our operating ratio would have been 110.8%, which was relatively consistent with our Truckload operating ratio for the third quarter of last year.

“From an operating perspective, per-truck productivity was approximately the same as in the 2011 quarter.  However, intra-quarter operations improved and remain at a higher level during October as a result of progress made since changing the leadership of our operations personnel in the second quarter of 2012.  The areas of focus during the third quarter included seating more trucks, improving miles per tractor, and improving freight mix.

“During the quarter, we engaged an experienced truckload executive to assist us in assessing and improving our operations activities.  We determined that the percentage of our business comprised of very short haul loads (under 300 miles) was too high, which was negatively impacting equipment utilization and the ability of drivers to earn adequate compensation. We also re-evaluated customer profitability on a lane-by-lane basis.  As a result of this re-evaluation, we accelerated the exit and replacement of specific lanes and loads that failed to meet our new criteria.  The timing was not optimal given the weak freight environment, but we believed the overall benefits to our drivers, customers, and future financial results justified the timeline.

“On a year-over-year basis, full quarter key operating metrics are not meaningfully different from the third quarter of 2011.  On an intra-quarter basis, unmanned tractors improved from over 11.5% of the fleet in July to 5.7% of the fleet at the end of September.  The percentage of loads with a length of haul under 300 miles dropped by approximately 26.1%, while base revenue per loaded mile improved by four cents per mile and our average length of haul expanded.  Base revenue per manned tractor per week trended upward during the quarter. Although some of the effect may be seasonal, we are encouraged by the ability to increase our number of manned tractors while improving revenue per manned tractor in a weak freight environment.

“The key operating metric charts below (Miles per Manned Tractor per Week, Loaded Revenue per Mile, Unmanned Tractors, and Base Revenue per Manned Tractor per Week) reflect the results we have experienced for the periods indicated, as well as for the first two weeks of October. We are presenting weekly results beginning in July to provide a view into intra-quarter progress.”

Balance Sheet and Liquidity

Darron Ming, Executive Vice President and Chief Financial Officer, addressed the Company’s capitalization:  “We believe our balance sheet and sources of liquidity remain solid and adequate to support our business for the foreseeable future. At September 30, 2012, our outstanding debt, less cash, represented 54.6% of our balance sheet capitalization, compared to 47.4% at December 31, 2011.  At September 30, 2012, we were in compliance with our new, five-year $125.0 million revolving credit facility and had approximately $23.0 million of available borrowing capacity (net of the minimum availability we are required to maintain of approximately $18.75 million). For the nine months ended September 30, 2012, we incurred net capital expenditures of approximately $28.6 million and we anticipate proceeds from the sale of property and equipment to exceed property and equipment purchases by approximately $1.5 million for the remainder of 2012.”

The following table summarizes the results of operations information of USA Truck, Inc. (“Company”) for the three-and nine- month periods indicated:

USA TRUCK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	(in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(UNAUDITED)
Revenue:
Trucking revenue	$71,951	$77,790	$219,733	$245,974
Strategic Capacity Solutions revenue	23,336	18,389	67,185	47,829
Intermodal revenue	5,037	6,464	14,749	16,966
Base revenue	100,324	102,643	301,667	310,769
Fuel surcharge revenue	24,092	27,494	75,990	82,438
Total revenue	124,416	130,137	377,657	393,207

Operating expenses and costs:
Salaries, wages and employee benefits	36,276	34,423	106,507	102,229
Fuel and fuel taxes	31,443	33,397	96,780	104,456
Purchased transportation	31,373	32,213	93,626	89,073
Depreciation and amortization	11,237	12,390	33,571	37,491
Operations and maintenance	10,961	11,650	32,471	31,942
Insurance and claims	5,310	5,581	15,573	17,145
Operating taxes and licenses	1,288	1,345	4,184	4,118
Communications and utilities	969	1,103	3,049	3,136
Gain on disposal of assets, net	(490)	(648)	(1,756)	(2,904)
Other	4,574	4,542	13,142	13,350
Total operating expenses and costs	132,941	135,996	397,147	400,036
Operating loss	(8,525)	(5,859)	(19,490)	(6,829)
Other expenses (income):
Interest expense	1,034	877	3,043	2,440
Other, net	(32)	(174)	(155)	(210)
Total other expenses, net	1,002	703	2,888	2,230
Loss before income taxes	(9,527)	(6,562)	(22,378)	(9,059)
Income tax benefit	(3,455)	(2,257)	(7,947)	(2,636)
Net loss	$(6,072)	$(4,305)	$(14,431)	$(6,423)

Per share information:
Average shares outstanding (Basic)	10,312	10,294	10,310	10,304
Basic loss per share	$(0.59)	$(0.42)	$(1.40)	$(0.62)

Average shares outstanding (Diluted)	10,312	10,294	10,310	10,304
Diluted loss per share	$(0.59)	$(0.42)	$(1.40)	$(0.62)

The following table includes key operating results and statistics for our three operating segments:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
		(UNAUDITED)
Trucking:
Operating loss (in thousands) (1)	$(10,111)	$(7,572)	$(24,391)	$(11,652)
Operating ratio (2)	114.1%	109.8%	111.1%	104.6%
Total miles (in thousands) (3)	49,855	53,640	152,808	170,148
Empty mile factor	10.7%	12.4%	11.1%	11.1%
Weighted average number of tractors (4)	2,157	2,317	2,186	2,328
Average miles per tractor per period	23,113	23,151	69,903	73,088
Average miles per tractor per week	1,759	1,761	1,786	1,874
Average miles per trip	557	507	537	532
Base Trucking revenue per tractor per week	$2,538	$2,555	$2,568	$2,709
Number of tractors at end of period (4)	2,156	2,258	2,156	2,258
Strategic Capacity Solutions:
Operating income (in thousands) (1)	$1,916	$1,873	$5,989	$5,481
Gross margin (5)	13.1%	14.7%	13.8%	15.4%
Intermodal:
Operating loss (in thousands) (1)	$(330)	$(160)	$(1,088)	$(658)
Gross margin (5)	18.2%	13.9%	18.9%	10.7%

(1)           Operating (loss) income is calculated by deducting total operating expenses from total revenues.
(2)	Operating ratio is calculated by dividing total operating expenses, net of fuel surcharge, by base revenue.
(3)           Total miles include both loaded and empty miles.
(4)	Tractors include Company-operated tractors in service plus tractors operated by independent contractors.
(5)	Gross margin is calculated by taking total revenue less purchased transportation expense and dividing that amount by total revenue. This calculation includes intercompany revenues and expenses.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as “expects,” “estimates,” “anticipates,” “projects,” “believes,” “plans,” “goals,” “intends,” “may,” “will,” “should,” “could,” “potential,” “continue,” “future” and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.  In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release might not occur.

All forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary statement.

References to the “Company,” “we,” “us,” “our” and words of similar import refer to USA Truck, Inc. and its subsidiary.

USA Truck is a dry van truckload carrier transporting general commodities via our General Freight and Dedicated Freight service offerings.  We transport commodities throughout the continental United States and into and out of portions of Canada.  We also transport general commodities into and out of Mexico by allowing through-trailer service from our terminal in Laredo, Texas.  Our Strategic Capacity Solutions and Intermodal operating segments provide customized transportation solutions using our technology and multiple modes of transportation including our assets and the assets of our partner carriers.

This press release and related information will be available to interested parties at our web site, http://www.usa-truck.com under the “News Releases” tab of the “Investors” menu.

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Contact: CLIFF BECKHAM, President and Chief Executive Officer – (479) 471-2633 or DARRON MING, Executive Vice President and Chief Financial Officer – (479) 471-2672